EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS UNVEILS THE CLANCY - A NEW AUTOGRAPH COLLECTION PROPERTY IN DOWNTOWN SAN FRANCISCO

The Clancy to Feature Luxury Amenities in the Heart of San Francisco’s SoMa Neighborhood
DALLAS, July 11, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) today announced the planned opening of The Clancy in January 2020. Located in San Francisco’s vibrant South of Market (SoMa) district, the former Courtyard San Francisco Downtown is undergoing a rebranding and renovation of approximately $30 million to create The Clancy. The hotel now joins Marriott International’s Autograph Collection® Hotels, a diverse portfolio of approximately 180 independent hotels around the world that reflect unique vision, design and environments.

The Clancy is ideally situated at 299 Second Street, in the heart of SoMa, which has established itself as a place where international visitors, regional day-trippers and locals enjoy music, art, multimedia and a technology-driven culture. The hotel is within walking distance of a diverse mix of restaurants, shops and attractions including the Moscone Center, Oracle Park, Union Square, Yerba Buena Gardens and the Metreon Complex.

The redesign of the hotel provides guests with an atmosphere focused on art and innovation. The inspiration is reflected throughout The Clancy, including its 410 guest rooms, spacious public spaces and entranceways as well as a two-sided Lobby bar, with the lobby-facing side featuring craft cocktails and a lounge atmosphere, and the restaurant-facing side a more casual beer-centric vibe. The Clancy will bring the community closer through its Locally Crafted series of events, making the property a perfect base for exploring and experiencing SoMa.
With almost 10,000 square feet of modern meeting space situated in 16 meeting rooms -- ranging from intimate boardrooms to spacious conference halls -- the hotel will provide guests with an assortment of flexible venue spaces, state-of-the-art tech and expert meeting planning services. Additionally, with the introduction of the spacious and stylish Rincon Hill meeting venue, featuring capacity for 200 guests, The Clancy is well positioned to become a signature wedding and premier event destination in downtown San Francisco.
Operating as the Courtyard San Francisco Downtown, the hotel achieved an Occupancy, ADR and RevPAR of 88.5%, $298, and $264, respectively, for the twelve months ended March 31, 2019.
“With its prime location, offering easy access to a wealth of notable attractions and global businesses, the conversion of the hotel to an Autograph Collection property fills a desirable niche in the attractive downtown San Francisco market,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “We look forward to realizing enhanced financial performance from this property as a result of our significant investment.”
“We’re designing The Clancy as an experience that appeals to both the left and the right brain, as is only fitting for the SoMa neighborhood, where being artful and innovative is the norm,” said Amy Arbuckle, the hotel’s general manager. “At The Clancy, modern comforts will spark creativity, providing an atmosphere that simultaneously inspires and soothes the active mind.”
For more information, or to make reservations, please visit The Clancy’s website at https://www.marriott.com/hotels/travel/sfoaw-the-clancy-autograph-collection or contact 415-947-0700 to speak with one of the hotel’s team members.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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